Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cortexyme, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, Cortexyme, Inc. 2022 Inducement Plan	Other(2)	4,000,000 (4)	$3.33(2)	$13,320,000	$0.0000927	$1,234.76
Equity	Common Stock, par value $0.0001 per share, Novosteo Inc. 2019 Equity Incentive Plan	Other(2)	37,893 (5)	$3.33 (2)	$126,183.69	$0.0000927	$11.70
	Common Stock, par value $0.0001 per share, Novosteo Inc. 2019 Equity Incentive Plan	Other(3)	507,108 (6)	$0.55 (3)	$278,909.4	$0.0000927	$25.85
Total Offering Amount					$13,725,093.09		$1,272.32
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due							$1,272.32

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2022 Inducement Plan (the “Inducement Plan”) and the Novosteo Inc. 2019 Equity Incentive Plan (the “Novosteo Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 18, 2022.

(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average per share exercise price (rounded to nearest cent) for certain outstanding stock options granted under the Novosteo Plan. The Registrant has assumed certain of the stock options issued under the Novosteo Plan pursuant to the certain agreement and plan of merger and reorganization by and between the Registrant, Novosteo Inc. and certain other parties thereto, dated May 9, 2022 (the “Merger Agreement”).

(4)

Represents shares of the Registrant’s common stock reserved for issuance pursuant to stock awards that may be granted under the Inducement Plan as inducement grands under Nasdaq Listing Rule 5635(c)(4).

(5)	Represents shares of the Registrant’s common stock reserved for issuance pursuant to the Novosteo Plan.

(6)

Represents shares of the Registrant’s common stock subject to issuance upon the exercise of stock option awards granted under the Novosteo Plan, which were assumed by the Registrant pursuant to the Merger Agreement.